Array Technologies Names Kevin Hostetler as Chief Executive Officer

Appointment follows previously announced retirement of outgoing CEO Jim Fusaro

Albuquerque, NM ¬– Array Technologies (NASDAQ: ARRY) (“Array” or “the Company”), a leading provider of tracker solutions and services for the utility-scale solar energy industry, today announced that Kevin Hostetler has been appointed Chief Executive Officer, effective April 18, 2022. Mr. Hostetler will also join Array’s Board of Directors. He succeeds Jim Fusaro, who previously announced his intention to retire by the end of the year.

Mr. Hostetler brings a track record of leadership excellence, having transformed multiple engineered products and services companies throughout his career. For the last four years, Mr. Hostetler served as Chief Executive Officer at Rotork, a FTSE 250 company, where he led the company’s Growth Acceleration Program which drove improved margins, capital efficiency and commercial excellence.

“We are excited to welcome Kevin as Chief Executive Officer to lead Array through its next phase of growth,” said Brad Forth, Chairman of Array Technologies. “Over the past few years, the Array team, led by Jim Fusaro, built a strong foundation which doubled the size of our business. As we look toward the future under Kevin’s leadership, Array will focus on executing on our long-term strategic initiatives and integrating the STI Norland business. Given his immense experience in senior leadership roles, we are confident Kevin can lead Array to growth and operational excellence for the foreseeable future.”

“Array Technologies is a company that I have admired for some time now,” Mr. Hostetler said. “Array is a great intersection of my deep experience in engineered products and actuation, and my passion for the environment. Array’s innovative products are key to important constituents across the solar industry. As rapid expansion and increased demand for utility-scale solar has taken place, Array has truly made a difference by helping its customers optimally harness the power of the sun. I look forward to working with our talented teams around the world to bring us closer to the future of solar and helping our planet decarbonize along the way.”

Prior to joining Rotork in 2018, Mr. Hostetler served as Chief Executive Officer of FDH Infrastructure Services, leading the engineering and construction services provider through a series of acquisitions to support improvement of aging critical infrastructure, such as bridges, dams, and transmission towers. He was Executive Advisor to Wind Point Partners, a private equity firm focused on growth capital investments and leveraged buyouts in middle-market companies. He held ascending leadership roles over seven years at IDEX Corporation, where he served as an officer of the company and the Group President of the of the Fluid and Metering Technologies Segment and IDEX Asia, which includes operating platforms in energy, water, chemical, food and agriculture. Mr. Hostetler also spent seven years at Ingersoll Rand in progressive P&L leadership and business development roles within the Industrial Technologies Segment.

Mr. Forth added, “On behalf of the Board of Directors, I’d like to thank Jim for his leadership and steady hand as he guided Array through a period of rapid growth and global market expansion. He was instrumental in leading Array through important milestones including the development of our SmarTrack™ software solution, our initial public offering and the acquisition of STI Norland, among many other achievements. Jim also prioritized people, fostering a culture of innovation that will remain core to Array’s identity.”

“It has been an honor to serve as Array’s CEO at a time when renewable energy, and solar in particular, are being embraced more than ever before,” said Jim Fusaro. “I believe Array is incredibly well-positioned to be a leading force behind the energy transition to renewables and I have great confidence in the company’s growth prospects under Kevin’s leadership. I would like to thank my colleagues and fellow Board members for their outstanding contributions to the organization throughout my tenure. I am committed to facilitating a smooth transition and ensuring the team’s continued success.”

About Array Technologies, Inc.
Array Technologies (NASDAQ: ARRY) is a leading American company and global provider of utility-scale solar tracker technology. Engineered to withstand the harshest conditions on the planet, Array’s high-quality solar trackers and sophisticated software maximize energy production, accelerating the adoption of cost-effective and sustainable energy.

Founded and headquartered in the United States, Array relies on its diversified global supply chain and customer-centric approach to deliver, commission and support solar energy developments around the world, lighting the way to a brighter, smarter future for clean energy. For more news and information on Array, please visit arraytechinc.com.
Forward Looking Statements
This press release contains forward looking statements including statements about the Company’s leadership transition and continued integration of STI Norland. These statements are not historical facts but rather are based on the Company's current expectations and projections regarding its business, operations and other factors relating thereto. Words such as "may," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expects," "intends," "plans," "projects," "believes," "estimates" and similar expressions are used to identify these forward looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict, including but are not limited to, changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the Company to successfully or timely consummate the proposed transaction with STI Norland, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed transaction; risks relating to the uncertainty of the projected financial information with respect to STI Norland; risks related to the timing and achievement of expected business milestones; the risk that the proposed transactions disrupts current plans and operations of Array and STI Norland as a result of the announcement and consummation of the proposed transaction; the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and retain its management and key employees; and risks relating to STI Norland’s intellectual property portfolio. Actual results may differ materially from those in the forward looking statements as a result of a number of factors. There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views only as of the date of this press release. The Company anticipates that subsequent events and developments will cause its assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Media Contact:
Laurie Steinberg
845-558-6370
lsteinberg@soleburytrout.com

Investor Relations Contact:
505-437-0010
investors@arraytechinc.com